UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 19, 2018

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-09341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

On December 20, 2018, iCAD, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement, a form of which is attached hereto as Exhibit 10.1 (the “SPA”), with certain institutional and accredited investors, including, but not limited to, all directors and executive officers of the Company (the “Investors”), pursuant to which the Investors agreed to purchase unsecured subordinated convertible debentures, a form of which is attached hereto as Exhibit 4.1 (the “Convertible Debentures”), with the aggregate principal amount of approximately $7.0 million in a private placement (the “Private Placement”). Capitalized terms used but not defined in the following description shall have the meaning assigned to such terms in the SPA or Convertible Debentures.

The Company will pay interest to the Investors on the outstanding principal amount of the Convertible Debentures at the rate of 5% per annum, payable semi-annually on December 21 and June 21, beginning on the first such date after the Original Issue Date, on each Conversion Date (as to that principal amount then being converted) and on the Maturity Date. The Convertible Debentures mature on December 21, 2021. In connection with the issuance of the Convertible Debentures, the Company’s subsidiaries entered into a Subsidiary Guarantee, dated as of December 20, 2018, attached hereto as Exhibit 10.2 (the “Subsidiary Guarantee”), for the benefit of the Investors, pursuant to which the subsidiaries guaranteed the Company’s payments under the Convertible Debentures. The Convertible Debentures are unsecured and structurely subordinate to the Company’s existing indebtedness.

At any time prior to the Maturity Date, the Convertible Debentures are convertible into shares of the Company’s common stock (“Common Stock”) at a conversion price of $4.00 per share, at the Investor’s option, subject to certain anti-dilution adjustments. The Convertible Debentures contain a cap of shares to be issued upon the conversion of the Convertible Debentures at 19.99% of the issued and outstanding shares of the Company’s Common Stock on December 21, 2018 unless shareholder approval of such issuance has been obtained. Upon the satisfaction of certain conditions, the Company has the right to cause the Investors to convert all or part of the then outstanding principal amount of the Convertible Debentures. In connection with such Forced Conversion, the Company will be required to pay accrued but unpaid interest, the Make Whole Amount, liquidated damages and other amounts owing to the Investors under the Convertible Debentures.

In connection with the Private Placement, on December 20, 2018, the Company entered into a registration rights agreement, a form of which is attached hereto as Exhibit 10.3 (the “Registration Rights Agreement”), with the Investors, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission to register the resale of shares of Common Stock underlying the Convertible Debentures under the Securities Act of 1933, as amended (the “Securities Act”) on or prior to January 31, 2019. The Company will have to pay damages if it fails to meet its obligations pursuant to the Registration Rights Agreement.

The Company closed the Private Placement and issued the Convertible Debentures on December 21, 2018. The Private Placement resulted in net proceeds of approximately $6.5 million, which the Company intends to use for its general corporate purposes. Craig-Hallum Capital Group LLC served as the sole placement agent for the Private Placement and received a fee equal to 6% of the proceeds received by the Company from the Investors and the reimbursement of expenses in an amount of $30,000.

The Convertible Debentures and the shares of Common Stock underlying the Convertible Debentures were offered and sold in the Private Placement exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an “accredited investor” as such term is defined in Regulation D.

In connection with the Private Placement, the Company entered into the Third Loan Modification Agreement, attached hereto as Exhibit 10.4 (the “Amendment”), dated as of December 20, 2018, with Silicon Valley Bank, a California corporation, in respect of the Amended and Restated Loan and Security Agreement, dated as of August 7, 2017, as amended. Pursuant to the Amendment, the Company has agreed to repay the 2018 Term Loan Advance (as defined in the Loan Agreement) in 23 equal monthly installments rather than 30 equal monthly installments as provided in the Loan Agreement. Additionally, because the Convertible Debentures will be issued prior to December 31, 2018, the Detection Revenue and Adjusted EBITDA covenants in the Loan Agreement will not be tested for the six-month period ending December 31, 2018. In addition, pursuant to the Amendment, the 2018 Term Loan Maturity Date was changed from March 1, 2022 to August 1, 2021.

The foregoing descriptions of the SPA, Convertible Debentures, Subsidiary Guarantee, the Registration Rights Agreement, and the Amendment are not intended to be complete and are qualified in their entirety by reference to such documents, copies of which are attached hereto as Exhibits 4.1 and 10.1 - 10.4, as applicable, which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2018, the Company’s Executive Vice President and Chief Financial Officer, Richard Christopher, resigned from his positions with the Company. In connection with his resignation, Mr. Christopher confirmed to the Company that he resigned to pursue another professional opportunity. Mr. Christopher participated as an investor in the Company’s recent private placement of Unsecured Subordinated Convertible Debentures that closed on December 21, 2018. The Company has named R. Scott Areglado, its Vice President and Corporate Controller, as interim Chief Financial Officer. Mr. Areglado has been with the Company as Vice President and Corporate Controller since May 2011.

There are no family relationships between Mr. Areglado and any other executive officer or director of the Company that require disclosure under Item 401(d) of Regulation S-K. There are no transactions between Mr. Areglado or any member of his immediate family and the Company or any of its subsidiaries that require disclosure under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting of Stockholders held on December 19, 2018, the stockholders of the Company entitled to vote at the meeting voted to (i) elect the five individuals named below to serve as directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2019 and until their successors have been duly elected and qualified, (ii) amend the Company’s 2016 Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock available thereunder from 1,700,000 shares to 2,600,000 shares and to increase the calendar year limit of grants to a director pursuant to non-employee director awards from 50,000 shares to 120,000 shares, (iii) approve, by non-binding advisory vote, the Company’s Say on Pay proposal, (iv) approve, by non-binding advisory vote, the Company’s Say When on Pay proposal and (v) ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

1)	The votes cast by stockholders with respect to the election of directors were as follows:

Names of Nominees	Number of Votes For	Number of Votes Withheld	Broker Non-Votes
Michael Klein	5,393,137	465,799	8,736,291
Dr. Rakesh Patel	5,709,184	149,752	8,756,291
Dr. Rachel Brem	5,709,184	149,752	8,756,291
Dr. Susan Wood	5,709,184	149,752	8,756,291
Andy Sassine	5,360,639	498,297	8,756,291

2)

The votes cast by stockholders with respect to the proposal to amend the Plan to increase the number of shares of Common Stock available thereunder from 1,700,000 shares to 2,600,000 shares and to increase the calendar year limit of grants to a director pursuant to non-employee director awards from 50,000 shares to 120,000 shares were as follows:

4,929,412 shares FOR the proposal, 749,391 shares AGAINST the proposal, 180,133 ABSTENTIONS and 8,756,291 BROKER NON-VOTES.

3)	The votes cast by stockholders with respect to the non-binding advisory vote on executive officer compensation were as follows:

4,192,650 shares FOR the proposal, 1,658,122 shares AGAINST the proposal, 8,164 ABSTENTIONS and 8,756,291 BROKER NON-VOTES.

4)	The votes cast by stockholders with respect to the non-binding advisory vote on the frequency of future non-binding votes on resolutions approving executive officer compensation were as follows:

5,668,159 votes for ONE YEAR, 27,393 votes for TWO YEARS, 157,470 votes for THREE YEARS, 5,914 ABSTENTIONS and 8,756,291 BROKER NON-VOTES.

5)

The votes cast by stockholders with respect to the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 were as follows:

14,487,794 shares FOR the proposal, 7,431 shares AGAINST the proposal and 120,002 ABSTENTIONS.

Item 8.01 Other Events

Press Release

On December 20, 2018, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the Private Placement.

Risk Factors

If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions become impaired, we could have to take significant charges against earnings.

In connection with the accounting for our acquisitions, we have recorded a significant amount of goodwill and other intangible assets. We have previously recorded, and may record in the future, multiple impairments: $26.8 million in September 2011, $14.0 million in June 2015, $4.7 million in September 2017 and $2.0 million in December 2017. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of our goodwill of $8.4 million at December 31, 2017 and our other intangible assets have been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our reported results of operations in future periods.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

4.1	Form of Debenture

10.1	Form of Securities Purchase Agreement by and among the Company and the Investors

10.2	Form of Subsidiary Guarantee

10.3	Form of Registration Rights Agreement by and among the Company and the Investors

10.4	Third Loan Modification Agreement

99.1	Press Release, dated December 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Michael Klein
Michael Klein Chief Executive Officer

Date: December 27, 2018